Exhibit 99.1

Diodes Incorporated Appoints Gary Yu as CEO

Dr. Keh-Shew Lu to Remain Chairman of the Board

Plano, Texas – May 14, 2025 – Diodes Incorporated (Diodes or “the Company”) (Nasdaq: DIOD) today announced that as part of its long-term succession plan, Gary Yu who has served as President since January 2, 2024, has been appointed Chief Executive Officer effective immediately. Dr. Keh-Shew Lu will continue to serve as Chairman of the Board.

Dr. Keh-Shew Lu stated, “Gary has demonstrated exceptional leadership since assuming the role of President in early 2024 after having been at Diodes for over 16 years. His extensive knowledge of Diodes’ market position, customer relationships and global manufacturing operations has been instrumental in advancing the Company’s mission and long-term objectives.”

Gary Yu commented, “I am honored to assume the role of CEO and further build upon the strong foundation established by Dr. Lu over the past 20 years. Together with our talented management team and dedicated employees, I am personally committed to advancing Diodes to the next stage of success. Over the past year, I’ve devoted my time to strengthen relationships across all levels of the organization, fostering trust combined with a relentless focus on executing our operational objectives. My top priority remains on delivering accelerated growth, while expanding margins and profitability in the quarters and years ahead.”

With Gary Yu’s promotion, Dr. Keh-Shew Lu will continue to serve as Chairman of the Board, acting as the principal liaison between the Company and the Board of Directors while also providing strategic counsel to the executive leadership team.

For more detailed information on Mr. Yu’s background as well as other Diodes’ executives, please visit the Leadership Team page on Diodes’ website.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of analog and discrete power solutions combined with our leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific products and solutions-focused sales, coupled with global operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-volume, high-growth markets. For more information visit www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth in this report that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding the share repurchase plan and other information including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. We undertake no obligation to update or to revise any forward-looking statements.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries.

© 2025 Diodes Incorporated. All Rights Reserved

Company Contact:
Diodes Incorporated
Gurmeet Dhaliwal
Director, Investor Relations & Corporate Marketing
P: 408-232-9003
E: Gurmeet_Dhaliwal@diodes.com

Investor Relations Contact:
Shelton Group
Leanne K. Sievers, President
P: 949-388-0648
E: lsievers@sheltongroup.com